UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 24, 2006

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1360 O’Brien Drive, Menlo Park, California  94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement

On July 24, 2006, Depomed, Inc. (the “Company”) entered into an amendment to the Exclusive License and Marketing Agreement, dated as of July 24, 2005 (the “License Agreement”), between the Company and Esprit Pharma, Inc. (“Esprit”).  The amendment to the License Agreement extends to December 15, 2006 the due date on the $10 million license fee payment to Depomed that had been due on July 21, 2006 under the original terms of the License Agreement.  The amendment also provides that royalties paid to the Company for fourth quarter 2005 sales of ProQuin XR, the product licensed to Esprit under the License Agreement, will be credited against Esprit’s $4.6 million minimum royalty obligation for 2006.

The amendment to the License Agreement further provides for the establishment of a joint marketing team that will include representatives of the Company and Esprit that will periodically review and discuss all aspects of the commercialization of ProQuin XR.  The amended agreement also permits Depomed to conduct clinical studies on ProQuin XR, at its own expense, if approved by the joint marketing team.

Also on July 24, 2006, the Company entered into a co-promotion agreement (the “Co-Promotion Agreement”) with Esprit.  The Co-Promotion Agreement permits, but does not obligate, the Company to promote ProQuin XR in the United States to up to 40,000 physicians, other than urologists and ob/gyns, not called upon by Esprit.  The Co-Promotion Agreement allows Depomed to co-promote ProQuin XR directly or through third parties, subject to Esprit’s approval in the case of certain third parties.  If the Company exercises its co-promotion rights, it will receive a co-promotion fee of 18% on net sales generated by physicians called upon by the Company.  The Co-Promotion Agreement has a four-year term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: July 28, 2006	By:	/s/ John F. Hamilton
John F. Hamilton
Vice President, Finance and
Chief Financial Officer